St. James Investment Co. - Code of Ethics

ST. JAMES INVESTMENT COMPANY CODE OF ETHICS AND RELATED PROCEDURES

DATED 03.31.2009

Code of Ethics

The Investment Advisers Act of 1940 (“The Act”) imposes a fiduciary duty on investment advisers. As a fiduciary, St. James Investment Company has a duty of utmost good faith to act solely in the best interests of our clients. Our clients entrust us with their money and financial future, which in turn places a high standard on our conduct and integrity. Our fiduciary duty compels all employees to act with the utmost integrity in all of our dealings. This fiduciary duty is the core principle underlying this Code of Ethics and Personal Trading Policy, and represents the expected basis of all of our dealings with our clients.

Standards of Conduct

This Code of Ethics consists of the following core principles:

1)	The interests of clients will be placed ahead of the firm’s or any employee’s own investment interests.

2)	Employees are expected to conduct their personal securities transactions in accordance with the firm’s Personal Trading Policy and will strive to avoid any actual or perceived conflict of interest with the client. Employees with questions regarding the appearance of a conflict with a client should consult with the Chief Compliance Officer (“CCO”) before taking action that may result in an actual conflict.

3)	Employees will not take inappropriate advantage of their position within the firm.

4)	Employees are expected to act in the best interest of each of our clients.

5)	Employees are expected to comply with federal securities laws. Strict adherence to these policies and other policies and procedures of the firm will assist the employee in complying with this important requirement.

As part of the required standards of conduct, supervised persons are not permitted, in any connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

a)	To defraud such client in any manner;

b)	To mislead such client, including by making a statement that omits material facts;

c)	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

d)	To engage in any manipulative practice with respect to such client; or

e)	To engage in any manipulative practice with respect to securities, including price manipulation.

As a fiduciary, St. James Investment Company has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.

St. James Investment Co. - Code of Ethics

Conflicts of Interest

Conflicts Among Client Interests. Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts compensated solely differently, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). Favoritism of one group of clients over another is prohibited under the code.

Competing with Client Trades. The code prohibits access persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities. Disclosure of Personal Interest. Investment personnel are prohibited from recommending, implementing or considering any securities transaction for a client without first disclosing any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person. This designated person for St. James Investment Company shall be the Chief Compliance Officer. If such designated person deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Confidentiality

All information concerning the identity of security holdings and financial circumstances of all clients (both current and former) or prospective clients is confidential.

All information about clients must be kept in strict confidence, including the client’s identity (unless the client consents), the client’s financial situation, the client’s security holdings, and advice furnished to the client by the firm.

Protection of Material Nonpublic Information

As more fully discussed within our Privacy Policy, supervised persons are expected to exercise diligence and care in maintaining and protecting our clients’ nonpublic, confidential information. Supervised persons are also expected not to divulge information regarding St. James Investment Company’s securities recommendations or client securities holdings to any individual outside of the firm, except:

1)	As necessary to complete transactions or account changes (for example, communications with brokers and custodians);

2)	As necessary to maintain or service a client or his/her account;

3)	With various service providers providing administrative functions for St. James Investment Company (such as our technology service provider), only after we have entered into a contractual agreement that prohibits the service provider from disclosing or using confidential information except as necessary to carry out its assigned responsibilities and only for that purpose; or

4)	As permitted by law.

Personal Conduct

As noted above, supervised persons are expected to conduct themselves with the utmost integrity and to avoid any actual or perceived conflict with our clients. In this spirit, the following are required of supervised persons:

St. James Investment Co. - Code of Ethics

1)	Acceptance of Gifts: Supervised persons are prohibited from receiving any gift, gratuity, hospitality or other offering of more than de minimis value from any person of entity doing business with St. James Investment Company. This gift policy generally excludes items or events where the employee has reason to believe there is a legitimate business purpose. (De minimis is described as $100.)

2)	Service as Director for an Outside Company: Any employee wishing to serve as director for an outside company (public or private) must first seek the approval of the CCO. The CCO, in reviewing the request, will determine whether such service is consistent with the interest of the firm and our clients.

3)	Outside Business Interests: Any employee wishing to engage in business activities outside of St. James Investment Company’s business must first seek approval from the CCO and, if requested, provide periodic reports to the CCO summarizing those outside business activities.

4)	Annual Employee Acknowledgement: New employees must acknowledge they have read and they understand and agree to comply with this Code of Ethics and Personal Trading Policy. All employees are required to acknowledge as such annually in connection with the firm’s annual policy acknowledgement process.

Personal Trading Policy

A.	Matters to Consider Before an Employee Places a Trade

	1)	Whether the amount or nature of the transaction will affect the price or market for the security;

	2)	Whether the employee will benefit from purchases or sales being made for any client;

	3)	Whether the transaction is likely to harm any client; and

	4)	Whether there is an appearance or suggestion of impropriety.

Personal Trading Restrictions

Supervised persons are expected to purchase or sell a security for their personal accounts only after trading of that same security has been completed in client accounts. Personal accounts of the employee include all accounts for family members living within the employee’s household and accounts over which the employer has authority even though the account owner does not live within the same household as the employee.

  Any employee contemplating a trade to the contrary must consult with the CCO before conducting the personal trade.
  It is the employee’s responsibility to know which securities are being traded by the firm. The employee should consult with the CCO to determine whether a security is an appropriate purchase by the employee.

B. Initial Public Offerings and Private Placements

All supervised persons are required to obtain approval from the CCO before investing in an initial public offering (“IPO”) or a private placement, defined as an equity position within a non-public company. The CCO will obtain approval from the President before investing in an IPO or private placement.

C. Reports of Personal Securities

Access persons are required to report securities transactions and holdings for all accounts in which the employee has a direct or indirect beneficial ownership interest.

St. James Investment Co. - Code of Ethics

This includes personal securities information of any family member living within the same household as the employee.

Quarterly Report

Each employee must submit to the CCO a quarterly report of personal securities transactions in which the employee had a direct or indirect beneficial ownership interest, as discussed above.

This quarterly report is due 30 calendar days following each calendar quarter-end, and the report should be submitted using the form found in Section 2. Alternatively, access persons may submit copies of brokerage statements which contain the same information found in Section 1.

Security information to be included on this quarterly transaction report is as follows:

  Trade Date
  Security Name
  Security Identification information, including as appropriate: ticker symbol or CUSIP number, interest rate and maturity date
  Number of Shares or Par
  Type of Transaction (Purchase, Sale or Other)
  Price
  Principal Amount
  Broker Name
  Account Number
  Date of Report

An employee is not required to submit a separate report of quarterly transactions if St. James Investment Company is in receipt of that employee’s brokerage statements or trade confirmations within 30 days following quarter-end (whether provided directly by the broker-dealer or the employee) and those statements or confirms provide all required information noted above. Securities not required to be reported may be found at Acceptable Personal Trades below. Access persons are not required to report transactions on the quarterly transaction report affected through an automatic investment plan. Further, all holdings of automatic investment plans must be reported as described in Holdings Report below. Additional security transactions not required to be reported may be found at Acceptable Personal Trades below.

Holdings Report

Within 10 days of becoming an employee of St. James Investment Company, such persons are required to provide a report of all personal securities holdings to the CCO. The report must reflect holdings information as of a date no more than 45 days prior to the employment date of the employee.

Initial reports must be submitted within 15 days of receipt of these procedures.

In addition, all access persons are required to provide a report of all personal securities holdings to the CCO on an annual basis (defined as once every 12 months). The report must reflect holdings information as of a date no more than 45 days prior to the date the annual report is submitted. Access persons should use the form found at Section 1 to report personal holdings. However, providing copies of brokerage statements reflecting all personal holdings information is an acceptable means of reporting.

St. James Investment Co. - Code of Ethics

Information to be included on this holdings report is as follows:

  Security Name
  Ticker Symbol or CUSIP number
  Number of Shares or Par
  Principal Amount
  Broker or Bank Name
  Account Number
  Date of Report

An employee is not required to submit a separate report of personal holdings if St. James Investment Company has receipt of that employee’s brokerage statements or trade confirmations (whether provided directly by the broker-dealer or the employee), and the statements identify all of the employee’s holdings.

Security holdings not required to be reported may be found at Acceptable Personal Trades below.

D. Acceptable Personal Trades

The following forms of securities may be freely held or traded by access persons, without regard to the Personal Trading Restrictions described above or the reporting requirements described in Reports of Personal Securities above. For these reasons, the following securities are considered safest from a regulatory perspective for an employee to purchase, sell, or hold – both from the firm and employee’s perspective. Access persons are therefore encouraged to conduct their personal transactions within the following types of acceptable securities:

1)	Shares of open-end mutual funds not managed by St. James Investment Company (note: trades in closed-end mutual funds or exchange traded funds must follow the Personal Trading Restrictions requirements described above);

2)	Shares of any money market fund;

3)	Direct obligations of the United States Government; and

4)	Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt.

Firm Review of Personal Transaction Reports

The CCO will generally consider the following factors when reviewing reportable security holdings and transactions or approvals by supervised persons to purchase IPOs or private placements.

  Whether the investment opportunity should be directed to a client’s account;
  Whether the amount or nature of the transaction affected the price or market for the security;
  Whether the employee benefited from purchases or sales being made for clients;
  Whether the transaction harmed any client; and
  Whether the transaction has the appearance of impropriety.

The Brian Mark or Larry Redell will review the CCO’s quarterly transaction report. In no case should an employee review his/her own report.

Record Keeping Requirements

St. James Investment Company will keep the following records regarding this Code of Ethics and Personal Trading Policy:

St. James Investment Co. - Code of Ethics

  Historic copies of this Code of Ethics and Personal Trading Policy;
  Historic listings of all supervised persons subject to this Code of Ethics and Personal Trading Policy;
  Supervised persons’ written acknowledgements of receipt of the Code of Ethics and Personal Trading Policy;
  Violations of the Code of Ethics and Personal Trading Policy, and records of action taken as a result of the violations;
  All personal transaction reports made by and/or copies of brokerage confirmations and statements; and
  Documented approvals of IPOs and private placements, as well as documentation of the reasons St. James Investment Company approved such transaction.

Code of Ethics and Personal Trading Policy Violations

All supervised persons are required to report promptly any violation of this policy to the CCO (including the discovery of any violation committed by another employee). Examples of items that should be reported include but are not limited to: noncompliance with federal securities laws, conduct that is harmful to clients and purchasing securities contrary to the Personal Trading Policy. Such violations will be reported to the President on a timely basis.

Supervised persons are encouraged to report any violations or apparent violations. Such reports by supervised persons will not be viewed negatively by firm management, even if the reportable event, upon further review, is determined to not be a violation and CCO and/or President determined the employee reported such apparent violation in good faith.

Record Keeping Policy

Advisers are subject to extensive record keeping requirements. Most records must be maintained for a minimum of two years in St. James Investment Company’s home office and three additional years in an easily accessible place, for a total of five years. Certain records must be maintained for the life of the Firm.

The following shall be maintained in a readily accessible place:

A copy of each code that has been in effect at any time during the last five years;

A record of any violation of the code and any action taken as a result of such violation of for five years from the end of the fiscal year in which the violation occurred;

A record of all written acknowledgements of receipt of the code and amendments for each person who is currently, or within the past five years was, a supervised person;

o	These records must be kept for five years after the individual ceases to be a supervised person of the firm.

Holdings and transaction reports made pursuant to the code, including any brokerage confirmation and account statements made in lieu of these reports;

A list of the names of persons who currently, or within the past five years, were access persons;

o	A list of investment personnel shall also be maintained.

A record of any decision and supporting reasons for approving the acquisition of securities by access persons in limited offerings for at least five years after the end of the fiscal year in which approval was granted.

St. James Investment Co. - Code of Ethics

  A record of any decisions and supporting reasons that grant supervised persons or access persons a waiver from or exception to the code.

Administration and Enforcement of the Code Training and Education

St. James Investment Company has designated the Chief Compliance Office of the firm as the individual responsible for training and educating supervised persons regarding the code. Training will occur periodically and all supervised persons are required to attend any training and read all applicable materials.

Annual Review

The Chief Compliance Officer must review at least annually the adequacy of the current code as well as the effectiveness of its implementation. This report should be delivered to senior management including the President. All material violations should be brought to the attention of senior management as well, in a timely manner.

Sanctions

Violations of the code may result in disciplinary action against the supervised person. The disciplinary action may be whatever the Chief Compliance Officer and/or President deem appropriate given the situation, and may include a written warning; fines, disgorgement, suspension, demotion, or termination of employment. Violations may also be referred to civil or criminal authorities where appropriate.

The Code Covers These Employees

The code covers all “supervised persons.” In addition, a subset of these supervised persons, known as “access persons” must comply with specific reporting requirements.

Supervised persons include:

  Directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions);
  Employees of the adviser; and
  Any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

Access persons include any supervised person who:

  Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or
  Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

Because the firm’s primary business is providing investment advice, all of the firm’s directors, officers and partners are presumed to be access persons.

Family members. For purposes of personal securities reporting requirements, terms such as “employee,” “account,” “supervised person,” and “access person” are defined to also include the person’s immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust). Personal securities reporting requirements do not include other individuals living in the employee’s household but employees should be cognizant of the confidentiality of the business of the adviser. Information should not be shared with others in their circle of home, friends or family.

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